Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "CLIFFWATER ENHANCED LENDING FUND", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JANUARY, A.D. 2021, AT 3:03 O′ CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4826615 8100 SR# 20210198729	Authentication: 202352253 Date: 01-22-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:03 PM 01/22/2021 FILED 03:03 PM 01/22/2021 SR 20210198729 - File Number 4826615

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

•	First: The name of the trust is Cliffwater Enhanced Lending Fund

•	Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company 1209 N Orange Street Wilmington, DE 19801 (New Castle County)

•	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended(15 U.S.C. §§ 80a-1 et seq.).

•	Fourth: (Insert any other information the trustees determine to include therein.)

By:
Trustee

Name:	Stephen L. Nesbitt
Typed or Printed